CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS EXHIBIT 23.1


All American Semiconductor, Inc.


We hereby consent to the incorporation in the Company's previously filed Registration Statement on Form S-8 of our report dated March 5, 1999, except as to Note 14, the date of which is March 17, 1999 and Note 7, the date of which is March 23, 1999, relating to the consolidated financial statements of All American Semiconductor, Inc. and Subsidiaries included in this Form 10-K for the fiscal year ended December 31, 1998 and to the reference to our firm under the caption "Experts" in such Registration Statement.




/s/ LAZAR LEVINE & FELIX LLP
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    Lazar Levine & Felix LLP
    New York, New York
    March 31, 1999